EXHIBIT 10.12

PERSONAL SERVICES AGREEMENT

PARTIES

1. This Agreement is by and between Innovative Designs, Inc., a Delaware business corporation with principal registered offices at 223 North Main Street, Sharpsburg, PA 15215, (hereinafter "IDI"), and William Thomas Maas, an adult individual residing at 653 Shoreline Drive, Lees Summit, MO 64064, (hereinafter "Maas").

TERM

2. The initial term of this Agreement shall be three years from the date of execution hereof. At the expiration of the initial three year term, this Agreement shall automatically renew for an additional three year term, and so on, for not more then ten successive three year renewals. Either party may terminate this Agreement for any reason by providing Notice thereof to the other party not less than 90 days prior to the expiration of the current term. In the event of a termination for no good cause shown, all rights and duties of the parties shall cease as of the effective date of said termination.

DUTIES OF IDI

3. IDI agrees to design, cause to be manufactured and produce a line of hunting and outdoor apparel that shall henceforth be known as the "Bill Maas Hunting Line." IDI further agrees that each item in this line of apparel shall contain the highest quality Eliotex material, with all of its performance characteristics, which shall be prominently displayed in the marketing and promotional materials of such apparel. IDI shall cause this apparel to be manufactured to the highest standards of quality and utility prevalent in the outdoor apparel industry. IDI agrees to provide Maas with prototypes and finished goods for Maas' use, evaluation and approval, and welcomes any input from Maas as to

suggested enhancements, modifications or improvements thereto. IDI agrees to utilize its good faith best efforts to market this line of apparel to the very best of its ability. IDI agrees that all such advertising and marketing efforts shall be of the highest and best quality possible, and shall be utilized in a tasteful manner in recognized and reputable media, including, but not limited to, television, radio, magazines, newspapers, trade publications, internet, movies, specialty publications, personal appearances, trade shows and the like. IDI agrees that all such materials will be submitted to Maas prior to use for his comment and approval, and that no material may or will be used to which Maas may not consent, which consent shall not be unreasonably withheld. IDI further agrees to provide Maas with current and updated information on its marketing efforts, and to provide Maas with as much advance Notice as is possible in the event Maas' personal attendance at a marketing or promotional event may be requested. IDI specifically recognizes that Maas has an unblemished reputation and agrees to take no action which could reasonably be thought to in any way jeopardize said reputation.

DUTIES OF MAAS

4. Maas agrees to permit IDI to utilize his name, image, likeness, reputation, signature, history, career statistics, and such other personal characteristics as to which the parties may agree in order to communicate Maas' endorsement, use of and involvement with the aforesaid Bill Maas Hunting Line. Maas agrees that these may be utilized by IDI in the various media set forth above. Maas further agrees to make himself available, at his sole discretion and consistent with his schedule, to appear in person at various locations and/or functions in order to communicate his endorsement of and involvement with the Bill Maas Hunting Line. Maas agrees to cooperate with IDI in the creation and

production of marketing and promotional materials consistent with his schedule and other commitments. Maas further agrees to utilize his contacts, acquaintances, friends, personal or professional connections, to the extent he feels comfortable with, in his sole discretion, to further the marketing, promotion or sales of the Line.

CONSIDERATION

5. In addition to the mutual promises and covenants set forth above, the receipt and sufficiency of which are hereby mutually acknowledged by the parties, IDI further agrees to pay to Maas a commission on all revenues received by IDI as a result of the sale of items of apparel of the Bill Maas Hunting Line. This commission shall be calculated on the basis of payments actually received by IDI and shall be due and payable on the first day of the quarter following the quarter in which the funds were received. This commission shall be one of two formulas, the first, 2.5% of the gross revenues received, and the second, 10% of the net revenues received. The first commission (2.5% of the gross revenues received) shall be payable on all sales of the Line to customers with whom Maas has no direct involvement in identifying the purchaser or negotiating the terms of sale. The second commission (10% of the net revenues received) shall be payable on all sales of the Line to customers with whom Maas has had direct involvement in identifying the purchaser or negotiating the terms of sale. IDI agrees to provide Maas with a quarterly accounting of all sales, itemized by commission structure, identifying the source of the sales revenues, the amount of said revenues received, the applicable commission due and a check for the payment due. Said accounting and payment shall be forwarded to Maas not later than the 15th day of the month following the expiration of the preceding quarter.

EVENTS OF DEFAULT AND TERMINABILITY

6. Either party may terminate this Agreement upon good cause shown, which shall consist of a substantial uncured default in the terms and conditions of this Agreement. In the event a party feels that the other has engaged in or committed such a substantial default, said party shall provide the other with a written Notice setting forth the alleged default, and providing a period of not less than 30 days in which to cure said default. In the event that said default is not cured within the 30 days, said party asserting the default shall be entitled to declare this Agreement terminated and null and void. In the event of a termination by Maas, Maas shall be entitled to continue to receive all payments to which he is already entitled until the expiration of the three year term in force as of the date of termination. In the event of a termination by IDI, IDI shall have the right to continue to utilize the name and likeness of Maas in connection with the marketing, promotion and sales of the Line until the expiration of the three year term in force as of the date of termination.

ARBITRATION

7. In the event that either party feels that a termination of this Agreement along the lines set forth above is inequitable or unjust, or would work an irreparable injury to said party, or there is a difference of opinion with respect to the interpretation or enforcement of this Agreement, which disagreement does not prove susceptible to amicable resolution, that party shall have the exclusive remedy of invoking mandatory arbitration to expeditiously and inexpensively adjudicate said dispute. Said arbitration shall be conducted under the auspices of and in accordance with the rules of the American

Arbitration Association. The venue for said arbitration shall be the state and county in which the complaining party is situate, provided that the parties shall be able to participate to the greatest extent practicable by telephone or videoconference, in order to minimize the expense or schedule disruption of either party. Each party shall be responsible for its own counsel fees, if any, with the prevailing party entitled to recover the costs of arbitration from the non-prevailing party, pro-rata to the percentage of culpability of each party as determined by the arbitrators. The decision of the arbitrators shall be final and binding upon the parties, with an appeal therefrom only permitted upon a showing of fraud or collusion on the part of the arbitrators.

INTEGRATED AGREEMENT

8. This Agreement is the sole, exclusive and complete understanding and Agreement of the parties as to its terms and conditions, and no modification hereof shall be given force or effect without a prior written document to that effect signed by both of the parties.

CHOICE OF LAW

9. This Agreement shall be interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

COUNTERPART ORIGINALS

10. This Agreement may be executed in one or more counterpart originals, each of which shall be deemed to have the same legal force and effect of a fully executed original. For purposes of convenience, this Agreement or any portion hereof may be transmitted by facsimile, and a facsimile transmitted copy hereof shall also be deemed to have the same legal force and effect of an original document.

IN CONSIDERATION OF THE ABOVE, AND WITH THE INTENT TO BE LEGALLY AND CONTRACTUALLY BOUND HEREBY, THE PARTIES AFFIX THEIR SIGNATURES HEREUNTO, ON THE DATE SET FORTH THEREAFTER:

William Thomas Maas	5-01-05 Date
Innovative Designs, Inc. by: Joseph Riccelli, CEO	4-25-05 Date